Exhibit 10.63

Callaway Golf Company	Recipient:
Performance Unit Grant	Effective Grant Date:
Number of Performance Units:
Plan: 2004 Equity Incentive Plan

CALLAWAY GOLF COMPANY, a Delaware corporation (the “Company”), has elected to grant to you, the Recipient named above, a Performance Unit award subject to the restrictions and on the terms and conditions set forth below, in consideration for your services to the Company. Terms not otherwise defined in this Performance Unit Grant Agreement (“Agreement”) will have the meanings ascribed to them in the Plan identified above (the “Plan”).

1.	Governing Plan. The Recipient hereby acknowledges receipt of a copy of the Plan and a prospectus for the Plan (the “Plan Prospectus”). This Performance Unit award is subject in all respects to the applicable provisions of the Plan, which are incorporated herein by this reference. In the case of any conflict between the provisions of the Plan and this Agreement, the provisions of the Plan will control.

2.	Grant of Performance Unit. Effective as of the Effective Grant Date identified above, the Company has granted and issued to the Recipient the Number of Performance Units identified above (the “PUs”), representing an unfunded, unsecured promise of the Company to deliver cash in the future, subject to the claims of the Company’s creditors and the terms, conditions and restrictions set forth in this Agreement. Nothing contained in this Agreement, and no action taken pursuant to its provisions, will create or be construed to create a trust of any kind or a fiduciary relationship between Recipient and the Company or any other person.

3.	Restrictions on the PU. The PU is subject to the following restrictions:

(a)	No Transfer. The PU and the cash payment right it represents may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of or encumbered until the cash payment is actually made to the Recipient when the restrictions set forth in paragraph 4 expire, and any additional requirements or restrictions contained in this Agreement have been satisfied, terminated or waived by the Company in writing.

(b)	Cancellation of Unvested Portion of PU. In the event Recipient ceases to provide “Continuous Service” (as defined below) for any reason before the restrictions set forth in paragraph 4 expire, this award shall be cancelled with respect to any then unvested portion and no additional portion shall vest or become payable; provided, however, that the Board of Directors or a designated Board committee (the “Board”) may, in its discretion, determine not to cancel and void all or part of such unvested award, in which case the Board may impose whatever conditions it considers appropriate with respect to such portion of the unvested award.

For purposes of this Agreement, “Continuous Service” means that the Recipient’s service with the Company or its “parent” or “subsidiary” as such terms are defined in Rule 405 of the Securities Act (each an “Affiliate” and together “Affiliates”), whether as an employee, director or consultant, is not interrupted or terminated. The Board shall have the authority to determine the time or times at which “parent” or “subsidiary” status is determined within the foregoing definition of Affiliate. A change in the capacity in which the Recipient renders service to the Company or an Affiliate as an employee, consultant or director or a change in the entity for which the Recipient renders such service, provided that there is no interruption or termination of the Recipient’s service with the

Company or an Affiliate, shall not terminate a Recipient’s Continuous Service. For example, a change in status from a director of the Company to a consultant of a subsidiary or to an employee shall not constitute an interruption of Continuous Service. To the extent permitted by law, the Board, in its sole discretion, may determine whether Continuous Service shall be considered interrupted in the case of any leave of absence approved by that party, including sick leave, military leave or any other personal leave. Notwithstanding the foregoing, a leave of absence shall be treated as Continuous Service for purposes of vesting in the PU only to such extent as may be provided in the Company’s leave of absence policy, in the written terms of any leave of absence agreement or policy applicable to the Recipient, or as otherwise required by law.

4.	Lapse of Restrictions. The restrictions imposed under paragraph 3 above will lapse and expire, and the PU will vest, in accordance with the following:

(a)	Vesting Schedule. Subject to earlier cancellation, and subject to the accelerated vesting provisions, if any, set forth in any agreement between Recipient and the Company or its Affiliate, as the same may be amended, modified, extended or renewed from time to time, the restrictions imposed under paragraph 3 will lapse and be removed in accordance with the vesting schedule set forth in Exhibit B attached hereto (the “Vesting Schedule”).

The Board, however, may, in its discretion, accelerate the Vesting Schedule (in which case, the Board may impose whatever conditions it considers appropriate on the accelerated portion). In addition, the restrictions imposed under paragraph 3 will automatically lapse and be removed immediately prior to any Change in Control, if the Recipient is providing Continuous Service to the Company or its Affiliate at that time, provided, however, that the Board, in its sole discretion, may provide that such restrictions do not automatically lapse immediately prior to any such Change in Control, and instead provide that the PUs shall continue under the same terms and conditions or shall continue under the same terms and conditions under a similar award with reference to the performance metrics of a successor company that may be issued in exchange or settlement of such PUs in connection with a Change in Control. Notwithstanding the foregoing, if the Board elects to provide that such restrictions do not lapse in connection with a Change in Control and Recipient’s Continuous Service is terminated for any reason within one year following such Change in Control, then such restrictions shall lapse and be removed immediately upon such termination of Continuous Service. For purposes hereof, “Change in Control” shall have the meaning set forth in Exhibit A attached hereto.

(b)	Effect of Vesting. Unless deferred under a deferred compensation plan sponsored by the Company, effective as of the date the PU vests, the Company shall deliver to the Recipient a cash payment in accordance with the payout levels described on Exhibit B attached hereto.

(c)	Payment of Taxes. Recipient authorizes the Company and/or its Affiliate to withhold all applicable tax-related items legally payable by Recipient from his or her wages or other cash compensation paid to Recipient by the Company and/or its Affiliate and from the cash payment contemplated by this Agreement in connection with the vesting of the PU. The Company shall reduce the cash payment by the amount of cash sufficient to cover all withholding taxes applicable to the cash payment. Recipient acknowledges that the ultimate liability for all tax-related items legally due by Recipient is and remains Recipient’s responsibility and that Company and/or Recipient’s employer (1) make no representations or undertakings regarding the treatment of any tax-related items in connection with any aspect of the PU grant, including the grant, vesting or payment of the PU, and (2) do not commit to structure the terms of the grant or any aspect of the PU to reduce or eliminate Recipient’s liability for tax-related items.

5.	Nature of Grant. In accepting the grant, Recipient acknowledges that:

(a)	the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, unless otherwise provided in the Plan and this Agreement;

(b)	the grant of the PU is voluntary and occasional and does not create any contractual or other right to receive future grants of PUs, or benefits in lieu of PUs, even if PUs have been granted repeatedly in the past, and all decisions with respect to future PU grants, if any, will be at the sole discretion of the Company;

(c)	Recipient’s participation in the Plan shall not create a right to Continued Service with the Company or an Affiliate and shall not interfere with the ability the Company or an Affiliate to terminate Recipient’s service relationship at any time with or without cause;

(d)	Recipient is voluntarily participating in the Plan;

(e)	the PU is an extraordinary benefit and is not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Company or an Affiliate; and

(f)	in consideration of the grant of the PU, no claim or entitlement to compensation or damages shall arise from termination of the PU or diminution in value of the PU resulting from termination of Recipient’s Continuous Service by the Company or an Affiliate (for any reason whatsoever) and Recipient irrevocably releases the Company and its Affiliates from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by signing this Agreement, Recipient shall be deemed irrevocably to have waived his or her entitlement to pursue such claim.

6.	Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to the PU and participation in the Plan or future PUs that may be granted under the Plan by electronic means or to request Recipient consent to participate in the Plan by electronic means. Recipient hereby consents to receive such documents by electronic delivery and, if requested, to agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

7.	Taxable Event. The Recipient acknowledges that the PU will have significant tax consequences to the Recipient and Recipient is hereby advised to consult with Recipient’s own tax advisors concerning such tax consequences. A general description of the U.S. federal income tax consequences related to awards under the Plan is set forth in the Plan Prospectus.

8.

Amendment. This Agreement may be amended only by a writing executed by the Company and Recipient which specifically states that it is amending this Agreement. Notwithstanding the foregoing, this Agreement may be amended solely by the Board by a writing which specifically states that it is amending this Agreement, so long as a copy of such amendment is delivered to Recipient, and provided that no such amendment adversely affecting Recipient’s rights hereunder may be made without Recipient’s written consent. Without limiting the foregoing, the Board reserves the right to change, by written notice to Recipient, the provisions of this Agreement in any way it may deem necessary or advisable to carry out the purpose of the grant as a result of any change in applicable laws or regulations or any future law, regulation, ruling, or judicial decision, provided that any such change will be applicable only to rights relating to that portion of the award which is then subject to restrictions as provided herein.

9.	Miscellaneous.

(a)	The rights and obligations of the Company under this Agreement will be transferable by the Company to any one or more persons or entities, and all covenants and agreements hereunder will inure to the benefit of, and be enforceable by the Company’s successors and assigns.

(b)	Recipient agrees upon request to execute any further documents or instruments necessary or desirable in the sole determination of the Company to carry out the purposes or intent of this Agreement.

(c)	Recipient acknowledges that the PU award granted to Recipient under the Plan is subject to all general Company policies as amended from time to time.

10.	Severability. The provisions of this Agreement shall be deemed to be severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any person or any circumstance, is held to be invalid or unenforceable under present or future laws effective during the term of this Agreement, such provision shall be fully severed, and in lieu thereof there shall automatically be added as part of this Agreement a suitable and equitable provision in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision.

11.	Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Delaware and applicable federal law.

12.	Irrevocable Arbitration of Disputes.

(a)	You and the Company agree that any dispute, controversy or claim arising hereunder or in any way related to this Agreement, its interpretation, enforceability, or applicability, that cannot be resolved by mutual agreement of the parties shall be submitted to binding arbitration. The parties agree that arbitration is the parties’ only recourse for such claims and hereby waive the right to pursue such claims in any other forum, unless otherwise provided by law. Any court action involving a dispute which is not subject to arbitration shall be stayed pending arbitration of arbitrable disputes.

(b)	You and the Company agree that the arbitrator shall have the authority to issue provisional relief. You and the Company further agree that each has the right, pursuant to California Code of Civil Procedure section 1281.8, to apply to a court for a provisional remedy in connection with an arbitrable dispute so as to prevent the arbitration from being rendered ineffective.

(c)	Any demand for arbitration shall be in writing and must be communicated to the other party prior to the expiration of the applicable statute of limitations.

(d)	The arbitration shall be administered by JAMS pursuant to its Employment Arbitration Rules and Procedures. The arbitration shall be conducted in San Diego by a former or retired judge or attorney with at least 10 years experience in employment-related disputes, or a non-attorney with like experience in the area of dispute, who shall have the power to hear motions, control discovery, conduct hearings and otherwise do all that is necessary to resolve the matter. The parties must mutually agree on the arbitrator. If the parties cannot agree on the arbitrator after their best efforts, an arbitrator will be selected from JAMS pursuant to its Employment Arbitration Rules and Procedures. The Company shall pay the costs of the arbitrator’s fees.

(e)	The arbitration will be decided upon a written decision of the arbitrator stating the essential findings and conclusions upon which the award is based. The arbitrator shall have the authority to award damages, if any, to the extent that they are available under applicable law(s). The arbitration award shall be final and binding, and may be entered as a judgment in any court having competent jurisdiction. Either party may seek review pursuant to California Code of Civil Procedure section 1286, et seq.

(f)	It is expressly understood that the parties have chosen arbitration to avoid the burdens, costs and publicity of a court proceeding, and the arbitrator is expected to handle all aspects of the matter, including discovery and any hearings, in such a way as to minimize the expense, time, burden and publicity of the process, while assuring a fair and just result. In particular, the parties expect that the arbitrator will limit discovery by controlling the amount of discovery that may be taken (e.g., the number of depositions or interrogatories) and by restricting the scope of discovery only to those matters clearly relevant to the dispute. However, at a minimum, each party will be entitled to at least one (1) deposition and shall have access to essential documents and witnesses as determined by the arbitrator.

(g)	The provisions of this Section shall survive the expiration or termination of the Agreement, and shall be binding upon the parties.

THE PARTIES HAVE READ SECTION 12 AND IRREVOCABLY AGREE TO ARBITRATE ANY DISPUTE IDENTIFIED ABOVE.

(Recipient)	(Company)

13.	Data Privacy. Recipient hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of his or her personal data as described in this document by and among, as applicable, Recipient’s employer, and the Company and its subsidiaries and affiliates for the exclusive purpose of implementing, administering and managing Recipient’s participation in the Plan.

Recipient understands that the Company and Recipient’s employer may hold certain personal information about Recipient, including, but not limited to, Recipient’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all PUs or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in Recipient’s favor, for the purpose of implementing, administering and managing the Plan (“Data”). Recipient understands that Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in Recipient’s country or elsewhere, and that the recipients’ country may have different data privacy laws and protections than Recipient’s country. Recipient understands that he or she may request a list with the names and addresses of any potential recipients of the Data by contacting the local human resources representative. Recipient authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing Recipient’s participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom Recipient may elect to deposit any proceeds acquired upon vesting of the PU. Recipient understands that Data will be held only as long as is necessary to implement, administer and manage Recipient’s participation in the Plan. Recipient understands that he or she may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, without cost, by contacting in writing the local human resources representative. Recipient understands, however, that refusing or withdrawing consent may affect Recipient’s ability to participate in the Plan. For more information on the consequences of refusal to consent or withdrawal of consent, Recipient understands that he or she may contact the local human resources representative.

IN WITNESS WHEREOF, the Company and Recipient have executed this Agreement effective as of the Effective Grant Date.

CALLAWAY GOLF COMPANY	RECIPIENT

By:

EXHIBIT A

A “Change in Control” means the following and shall be deemed to occur if any of the following events occurs:

(a)	Any person, entity or group, within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) but excluding the Company and its subsidiaries and any employee benefit or stock ownership plan of the Company or its subsidiaries and also excluding an underwriter or underwriting syndicate that has acquired the Company’s securities solely in connection with a public offering thereof (such person, entity or group being referred to herein as a “Person”) becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of either the then outstanding shares of Common Stock or the combined voting power of the Company’s then outstanding securities entitled to vote generally in the election of directors; or

(b)	Individuals who, as of the effective date hereof, constitute the Board of Directors of the Company (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors of the Company, provided that any individual who becomes a director after the effective date hereof whose election, or nomination for election by the Company’s shareholders, is approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered to be a member of the Incumbent Board unless that individual was nominated or elected by any Person having the power to exercise, through beneficial ownership, voting agreement and/or proxy, 20% or more of either the outstanding shares of Common Stock or the combined voting power of the Company’s then outstanding voting securities entitled to vote generally in the election of directors, in which case that individual shall not be considered to be a member of the Incumbent Board unless such individual’s election or nomination for election by the Company’s shareholders is approved by a vote of at least two-thirds of the directors then comprising the Incumbent Board; or

(c)	Consummation by the Company of the sale, lease, exchange or other disposition (in one transaction or a series of related transactions) by the Company of all or substantially all of the Company’s assets or a reorganization or merger or consolidation of the Company with any other person, entity or corporation, other than

(i)	a reorganization or merger or consolidation that would result in the voting securities of the Company outstanding immediately prior thereto (or, in the case of a reorganization or merger or consolidation that is preceded or accomplished by an acquisition or series of related acquisitions by any Person, by tender or exchange offer or otherwise, of voting securities representing 5% or more of the combined voting power of all securities of the Company, immediately prior to such acquisition or the first acquisition in such series of acquisitions) continuing to represent, either by remaining outstanding or by being converted into voting securities of another entity, more than 50% of the combined voting power of the voting securities of the Company or such other entity outstanding immediately after such reorganization or merger or consolidation (or series of related transactions involving such a reorganization or merger or consolidation), or

(ii)	a reorganization or merger or consolidation effected to implement a recapitalization or reincorporation of the Company (or similar transaction) that does not result in a material change in beneficial ownership of the voting securities of the Company or its successor; or

(d)	Approval by the shareholders of the Company or an order by a court of competent jurisdiction of a plan of complete liquidation or dissolution of the Company.

EXHIBIT B

Vesting of PUs:

The PUs will vest, if at all, on             , subject to achievement of the Threshold performance metrics described below. Upon vesting, the recipient will be entitled to a cash payment based upon the number of PUs that vest determined under the payout levels described below. No PUs will vest if the Threshold performance targets are not met. No additional PUs will vest for exceeding the Maximum performance targets. If the vesting of the PUs accelerates in connection with a Change in Control pursuant to Section 4(a) of the Agreement, the PUs will be paid out at the Target performance level.

Performance Metric

Definitions

Payout Levels

Performance between target payout levels will be interpolated, as determined by the Board